[OPTIONABLE LETTERHEAD]

November 26, 2007

Dear Mr. Rauchwerger:

As you are aware, you have been elected to the Board of Directors (the “Board”) of Optionable, Inc. (“Optionable”) effective as of the date on which you agree to and accept the terms hereof. We welcome you to the Board and believe that the extensive experience, knowledge and insights which you will bring to the Board will greatly benefit Optionable and its stockholders.

Your annual compensation for serving on the Board will be $25,000 paid in 12 equal monthly installments. In the event that you resign from the Board, you are removed from the Board for any reason,, you are not re-elected as a director or you otherwise cease to be a director, effective on such date, the Company will have no further payment obligation to you other than amounts that may be owed to you for your service on the Board prior to such date . In return for such consideration you will be expected to fulfill your duties as a member of the Board,, to attend in person (or if unavailable, by telephone) regularly scheduled meetings and special meetings of the Board, and to participate in committees of the Board to which you may be appointed.

Thank you for joining Optionable and we look forward to your valuable services as a director..

Very truly yours,

OPTIONABLE, INC.
By:	/s/ Edward J. O’Connor
Name:	Edward J. O’Connor
Title:	President

AGREED AND ACCEPTED, As of November 26, 2007 /s/ Dov Rauchwerger
Name: Dov Rauchwerger